EXHIBIT 99.2


                     INTERNATIONAL FLAVORS & FRAGRANCE

                          Moderator: Doug Wetmore
                             February 20, 2001
                                 9:00 am CT


Operator:  Good day everyone and welcome to the International Flavors &
    Fragrance conference call regarding integration and reorganization, update and comments on 2001. Today's conference is being recorded.

    For opening remarks and introductions I would like to turn the conference over to the Chairman and Chief Executive Officer, Mr. Richard Goldstein. Please go ahead sir.

Richard Goldstein: Thank you. Good morning ladies and gentlemen and thank you for joining us this morning. I am here with Doug Wetmore, IFF's Chief Financial Officer.

    On this call we want to provide you with an update regarding the integration of Bush Boake Allen and the progress of the reorganization plan we announced on October 5 of last year. I will also share with you some perspectives on 2001.

    Before I begin I must read you some cautionary remarks as dictated by the lawyers. This conference call may contain statements that are considered quote forward-looking unquote within the meaning of the Private Securities Litigation Reform Act of 1995. The complete forward-looking statement is in our press release and is updated from time to time in the company's SEC filings.

    As you know IFF began 2001 with two main priorities. We were focused on the integration of BBA and we were committed to further implementing our reorganization. As a result we have streamlined the company, strengthened relationships with our key customers through enhanced customer service, invested in business development and implemented programs to retain and incentivize key employees.

    We are confident that this back to basics approach will enable IFF to return to the path of growth, both in terms of sales and earnings, that has been the hallmark of IFF's history, and to achieve superior long-term operating results with enhanced shareholder value.

    Now I would like to discuss our progress in several important areas including costs savings, the ongoing review of IFF's business portfolio and finally our outlook for 2001.

    As you already know, IFF expects to achieve cost savings of approximately $70 million as a result of the acquisition and integration of BBA. We expect approximately half of those savings to be realized in 2001. IFF also anticipated additional cost savings of approximately $25 million to $30 million by 2003 as a result of the reorganization we announced on October 5, 2000.

    I am pleased to report that as of March 31, 2001, IFF will have achieved, on an annual run rate, cost savings of approximately $30 million. This $30 million of run rate cost savings relates in large measure to 56 locations we have identified around the world in which there are duplicate operating facilities and sales offices.

    Decisions have made and action plans have been developed with respect to the consolidation and elimination of a substantial portion of these duplicate sites. To date, the integration process has affected approximately 120 positions. Roughly 270 positions are to be eliminated by March 31 of this year.

    The balance of the anticipated integration savings relates primarily to the consolidation and streamlining of larger manufacturing locations. They take a little longer to achieve because capital must be invested in the surviving plants and production processes must be transferred, all seamlessly and while maintaining a constant level of customer service. These savings will accelerate in late 2001 and be largely realized in 2002.

    Based on the information and plans we have formulated to date we expect the integration to incur approximately $75 million to $80 million in implementation costs relating to employee separation and facility closures as well as approximately $40 million to $50 million of capital.

    These expenditures will take place primarily in 2001 and 2002. Further details as to the nature and extent of these charges and expenditures will be provided each quarter.

    With respect to all of the savings and synergies, it remains our intention to reinvest a part back into the business. Those funds will be invested to drive business development, enhance strategic relationships with our existing customers and support comprehensive employee training and management development programs. And a significant portion will flow through to our shareholders in the form of increased earnings.

    Let me now take a moment to elaborate on the compensation programs we recently implemented. These new programs directly link compensation for all coworkers worldwide to clearly defined operating targets. Annual incentive plans will embrace all co-workers from the executive suite to the factory floor.

    A long-term incentive plan will initially be available to 30 senior IFF colleagues around the world although it is anticipated that participation will be expanded as we gain experience with the program.

    Under the annual incentive plan, co-workers' bonuses are payable on meeting established targets for sales growth, improvement in gross margin and improvement in operating cash flow. The longer-term plan is based on growth in earnings per share and returns on net assets. We believe that these plans will not only motivate all co-workers but will also fully align everyone's interest with those of our shareholders.

    Further to the point of enhancing shareholder value, we are currently evaluating the entire business portfolio to refocus IFF on its core strategic areas. As a first step, the board has authorized management to divest of a significant portion of the aroma chemicals business acquired as part of the BBA transaction.

    IFF has entered into preliminary discussions with potential third parties. However we do not intend to comment further with respect to the sale of this business until a definitive agreement is reached.

    For reference, the BBA chemicals business had full year sales of approximately $100 million for the year ended December 31, 2000.

    IFF will continue to evaluate the remainder of this portfolio on an ongoing basis.

    We intend to use the proceeds from the sale of the BBA chemical business and the sale of any other non-core segments of our business to pay down debt. As of December 31, 2000, IFF had approximately $1.25 Billion debt outstanding.

    Now I'd like to turn to our outlook to 2001. The 2001 sales and earnings targets we set for ourselves in September last year continue to be in line with our expectations. We expect total revenue growth in the low single digits for 2001.

    In percentage terms sales growth is expected to be strongest in the Asia Pacific and Latin America regions where growth is expected in the mid to high single digits. Growth in North America, Europe and Central Asia Middle East (or CAME) is expected to be in the low single digits.

    Exchange is expected to be slightly unfavorable for the full year 2001 based on current exchange rates. We expect exchange to be most unfavorable in the first quarter, diminishing in the second and third quarters and turning somewhat favorable in the fourth quarter.

    IFF expects earnings per share for 2001, excluding any non-recurring charges related to the acquisition of BBA and the reorganization, to approximate $1.42 per share.

    That concludes our prepared remarks. And Doug and I will now be happy to answer any questions that you may have. Operator?

Operator: Thank you gentlemen. Today's question and answer session will be conducted electronically. If you would like to ask a question you may do so by pressing the star key followed by the digit 1 on your touch-tone telephone. Once again star 1 for questions. We'll pause just a moment to assemble our question roster.

    We'll go first to Amy Chasen with Goldman Sachs.

Amy Chasen:  Good morning.

Richard Goldstein:  Good morning Amy.

Amy Chasen: A couple of things. First of all Dick at our conference in January you had indicated that the cost savings from Bush Boake Allen were ahead of plans. And based on your comments this morning it sounds like they are in line with your plan. Can you talk about what has changed since January?

Richard Goldstein: I don't think that my comments at the conference were any different than my comments this morning. I think that we are saying nothing different. And that is that we are completely in line with our expectations and with the achievement of the savings.

    What we may have been - what may have been inferred - was that we were running ahead of schedule with respect to the implementation of the integration. And that part is absolutely true. We were delighted by the fast start that we achieved following the acquisition.

    But with respect to the recognition of the savings - we continue to be in line with expectations and pleased with the progress.

Amy Chasen: Okay but if the implementation is going ahead of schedule, why wouldn't the savings be ahead of schedule?

Doug Wetmore: Amy I think what we are saying in the first quarter - as of March 31 - we'll be at an annual run rate of $30 million for the full year 2001. But we expect that to ramp up as the year progresses.

    And we are still confident that we are in line with the overall targets that we talked about last year. We are just trying to give you a perspective of the decisions and the actions that have been implemented as of today's release and call.

Amy Chasen: Okay. Can you talk a little bit about this $1.42 number just for a second? I guess it strikes me as being very, very specific, you know, not a particularly round number. So there must be some specific assumptions that you've made.

    And I'm wondering whether you are still sticking by your 13% to 14% dilution from the deal that you had expected at the time that you announced it?

Richard Goldstein: Well let me start with the $1.42. It is not designed to be precise. It's approximate, as we said in the press release. And it is in line with what we have been saying. But it is an approximate number. I don't mean to ever suggest that we are able to be that precise at this stage of a year.

    With respect to the issue on dilution, Doug?

Doug Wetmore: I think it is generally in line with what we talked about in late September Amy. I think the key things that have changed - that affect the earnings- are interest rates that have come down so the cost of borrowing is different. The purchase accounting is different. Our amortization is several cents higher per share than had been forecast at the time that we announced the deal.

Amy Chasen:  Can you just talk about that specifically? Why is that?

Doug Wetmore: Well as we go through the purchase accounting and value the assets acquired, valuation estimates change- we had to do preliminary evaluation for purposes of the September call. But now that we are looking at it in more detail the valuation of certain assets other than goodwill -- and remember that goodwill is just the derivative at the end - has changed. BBA has various intangibles such as trademarks and the value of their formula library. Those have to be separately valued and those assets are amortized over a shorter life period than good will.

Amy Chasen: So at the time you had said about, you know, 13% to 14% percent diluted which was about 20 to 22 cents. What would the new numbers be now that you've worked all these details out?

Doug Wetmore: Well, we are talking about a range around $1.42 and compare that to what we reported for the full year 2000, which if memory serves was $1.56 for IFF standalone. So you are looking at roughly 10%.

Amy Chasen: I'm sorry but I thought that the amortization is coming in higher than you thought.

Doug Wetmore: Yes but - remember the cost of borrowing is lower. The interest cost has come down from the model we discussed in September 2000.

Richard Goldstein:  You've got a change in mix Amy.

Doug Wetmore: There are a number of factors. Plus we have also gone though and done the budgeting process for 2001. We have full year actual 2000 results for both IFF and then IFF and BBA combined on a pro forma basis. And now we are dealing with the best information that we have and recognize that it is an evolutionary process and that we have better information now than we did at the end of the September.

Amy Chasen: Okay just last question on this topic. Not to beat a dead horse but if you say that it is 10% dilutive because you are saying you reported $1.56 and it's going to be $1.42 so that's 14 cents, that implies that you are not expecting any increase in the core IFF earnings. Is that a fair assumption?

Doug Wetmore: Amy there are a number of variables- we'll have $42 million of amortization. We'll have the interest costs associated with it. And it's offset by synergistic savings and other actions taken in association with the reorganization.

    I recognize that it is very difficult because we are comparing apples and oranges. But what we are trying to do is give you the best information we have as of this point in time. And that approximate $1.42 combined with the top line growth and the low single digits is really what we are looking at right now.

Amy Chasen: On a net net basis when you take into account all the factors that have changed, is the dilution less or more than what you had originally thought?

Doug Wetmore: I don't think it is markedly different with all the factors taken into account. At the September conference call I think we were talking about a range of $1.45 per share give or take. But now we have better information.

Amy Chasen: Okay. And then can you just comment on the flow of earnings throughout the year? I have in my model, you know, a down - a very significantly down first two quarters, you know, at least 20%, 30% EPS in the first quarter. Does that make sense relative to what you are saying about currency and any of the other factors that may go into the model?

Doug Wetmore: Let me give you an idea of where we see the quarters building up but recognizing that there may be a penny or two shift in the quarters.

    Right now we would look at the first quarter being approximately 28 cents a share, the second quarter being approximately 41 cents a share, the third quarter approximately 42 cents a share and the fourth quarter being approximately 31 cents a share.

Amy Chasen:  That first quarter number is well below what I had expected.
    Can you talk about what the factors are that are impacting that flow? Because it is dramatically different than what I have.

Doug Wetmore: We have - as we talked about - the savings are the lowest in the first quarter. It is hard for me to talk about your model per se but this is really our model in terms of where we expect the approximate EPS figures to be. And they build up to the $1.42 for the full year. I can't really comment on your model Amy.

Amy Chasen: No but then can you just talk about what your assumptions are in terms of driving what is a clear dramatic acceleration throughout the year?

Doug Wetmore: Well as Dick mentioned during the conference call, the synergistic savings accelerate markedly in the second quarter and that pace accelerates in the third and fourth quarter. That's the biggest factor.

    Meanwhile we have in the first half of the year or the first quarter of the year, the onset of the full amount of amortization of the goodwill and other intangibles. And we still have the duplicate costs as we run dual facilities. Because some of the actions associated with closing down those facilities will take place during Q1, and at an accelerated pace in Q2 and further on in the third and fourth quarters.

Amy Chasen: Okay and just I'm sorry, last question Dick. Can you give us some idea of specifically, you know, what you've done on the relationship side? You mentioned oftentimes improving your relationship with your customers.

Richard Goldstein: Amy, as I think you know, I have spent an enormous amount of time since I've been in the job meeting with key customers literally around the world at this point and spent time listening to what they currently had been receiving from us in terms of service. I've also been paying attention to what it is they were asking us to do in the context of being their preferred supplier.

    The reality is that we had forgotten an awful lot about the fundamentals -- customer service. And we have spent a considerable amount of time explaining to our colleagues around the world the critical importance of getting back to basics in meeting our customers' expectations. This has been received extraordinarily well by global customers around the world.

    The universality of the comments I received really underscored the fact that the problems that we had were not many. They were actually quite few. But they all related to the same thing. And that was delivering on what the customers were expecting.

    More and more what I heard was that we simply were too difficult to do business with. And as a result they were turning to the competition.

    More and more I am hearing today that they are delighted that we have - if you will - that we are getting religion, that we are understanding that the customers' needs are critical. And we are reverting to fundamentally making sure that we do not disappoint our customers. Service levels have improved in many locations and people are understanding that we need to be easy to do business with, not difficult.

    And that's what I mean by improvement of relations. And this has been rewarded by the fact that we are hearing more and more that the relationships are improving and that our customers are looking forward to having us back as a supplier that once again fully understands what their needs are.

    They have always by the way in virtually every discussion recognized and understood that IFF has a cadre of extraordinarily talented people and from a technology standpoint historically has always been first of class. And with that set of fundamentals, repairing the damage with respect to customer service should stand us in good stead with respect to rebuilding our business in certain regions where we had been heretofore deficient.

Amy Chasen:  Okay, thank you.

Operator:  We'll go next to Alice Longley with Credit Suisse First Boston.

Alice Longley:  Hi, good morning.

Doug Wetmore:  Hi Alice.

Alice Longley: Hi, just some specifics with numbers again. So you said amortization of goodwill annually is now going to be $42 million?

Doug Wetmore:  Well actually no. Total amortization is $42 million Alice.
    The amortization of the goodwill is based on current purchase accounting. And remember we have until the end of this year to finalize it.

    The amortization of the goodwill is roughly $29 million. I think 28.8. And that is being amortized over 20 years.

    As you probably know there is an exposure draft that was just issued last week by the (FASB) regarding the cessation of amortization. But at this point of time since that exposure draft is just an exposure draft and the accounting hasn't been finalized we continue to amortize.

    The balance of the intangibles relates to, as I mentioned earlier, trademarks and other intangibles. And those are being amortized over a period of 10 to 20 years depending on the category. And that represents the balance of the amortization of $13.4 million.

Alice Longley:  And this 42 relates to a former estimate of $30 million?

DougWetmore: No the former estimate was $32 million. Remember it changed for a number of reasons. One is that we were looking at a snapshot of BBA as of June 30 at the time because we had no subsequent financial information to assess the acquisition accounting.

Alice Longley: No, no. I understand why it happened. I am just looking for the numbers.

Doug Wetmore:  The previous amortization was $32 million to $33 million.

Alice Longley: Okay and then interest expense for the year is going to work out to - well I used to have 116. What is it going to be now?

Doug Wetmore: We haven't finalized the financing so it is a bit of a guesstimate. But probably in the range of $90 million to $95 million.

Alice Longley:  All right. That helps. And then tax rate for the year?

Doug Wetmore: About 37-1/2 to 38 -- somewhere in that range. As you know the goodwill and the other intangibles are not deductible for tax purposes.

Alice Longley: Right. Okay well those seem to be sort of washes. So then I get to my next question, which is relative to when you first gave us your guidance in September the economy has weakened pretty dramatically. Now the currency has gone some in your favor.

    But I know your sector personal and household products is somewhat recession resistant. But everybody is going to be vulnerable to some extent.

    Why do you - do you think you are not going to be affected by the economy? Or how have you adjusted for a new environment? And maybe how are you offsetting any pressures that you might factor in now?

Richard Goldstein: Well Alice I don't think that we are being overly optimistic in the context of our growth rates and given the nature of the economy. What we have said is that we expect to see top line grow in low single digits. I don't think that that's overly aggressive. And that - we are taking account of the fact that the US is currently in a no growth mode.

    Having said that, if you to take a look at our situation in - last year with respect to the flavors division in particular we actually had some considerable erosion. And therefore if we are able to simply build back a bit in that area through the strength of the BBA acquisition, particularly in North America, then I think that we ought to be able to hold to the estimates we are talking about.

    We are not unmindful of what is happening in the economy nor are we unmindful about what our customers are saying with respect to their growth rates.

Alice Longley: Well a number of your customers have lower guidance for 2001 and yet you are not doing that. And I am wondering what the offset is for you.

Richard Goldstein:  Well I just tried to explain that to you in North
    America as far as the flavors area is concerned. We also still believe that there will be growth opportunities in some of the overseas regions particularly Southeast Asia and Latin America.

Alice Longley: So are you saying that Southeast Asia, Latin America and US flavors are coming through better than you expected in September?

Doug Wetmore:  No Alice, not North America flavors. We are looking at North
    America flavors to be just up slightly. But in Latin America and Asia Pacific, as Dick mentioned in his remarks, we expect to be in the mid to high single digit growth. And North America, Europe and as a matter of fact, Central Asia and Middle East will be in the low single digits.

    And that is line with our expectations and the detailed budget that we built up. And it's the best information we have at this point in time.

Alice Longley: And when you said Europe will be up low single digits is that local currencies or dollars?

Doug Wetmore: That's in local currency. As Dick mentioned the exchange effect on a consolidated basis will be slightly unfavorable.

    As you know, it is most unfavorable in the first quarter. First quarter of 2000 the Euro was roughly at parity with the dollar, and I think the Euro is at about 92 cents right now.

Alice Longley: Oh so when you said revenues up low single digits for the company overall for the year, was that in dollars?

Doug Wetmore:  That is in dollars.

Alice Longley: Okay. And my final thing is sales in the first quarter excluding the acquisition, will they be up low single digits?

Doug Wetmore: I know you will have to be patient. We will file an 8-K with the pro forma results for BBA and IFF combined retroactive to January 1 2000. That will be filed in the latter stages of March based on our current timeframe. So we are looking at everything compared to a 2000 IFF and BBA combined.

    In the first quarter we are roughly looking at sales to be down in dollars about 4% to 5% principally because we have very unfavorable exchange as I just mentioned in Europe and Eastern Europe as well as some in Asia Pacific. In local currency we are basically looking at sales to be flattish in the first quarter.

Alice Longley: Okay and then you - somehow you are going to have to get sales and dollars up quite a lot in order to be up low single digits for the year. So how much do you - what do you think sales will look like in the second quarter?

Doug Wetmore:  Well you know what? Let's make it through the first quarter
    Alice. I prefer to focus on the first quarter and the full year.

    We are making every effort to improve our forecasting abilities. The full year we are looking at the low single digits. There is some improvement as the year goes on because of currency. But also we are getting the local currency growth.

    And remember some of the countries are still recovering. Such as some of the countries in Latin America which are still recovering from some economic disruption. Those areas grow a little bit as the year progresses.

Alice Longley: So you've got Latin America accelerating through the year in your model?

Doug Wetmore:  Yes.

Alice Longley: Okay. And then I do have a question on cash. I think you said that there will be $75 million to $80 million in implementation costs and then another $40 million to $50 million capital costs. Is the 75, 80 million the cash portion of your restructuring? Is that an update on the cash portion of all of your restructuring?

Doug Wetmore:  That's both integration and restructuring.

Alice Longley:  So that covers both the $70 million in - well I'm confused.
    Because - we've got what's coming to help margins will be $70 million in cost savings plus $25 million to $30 million benefits from restructuring.

Doug Wetmore:  And the reorganization benefits.

Alice Longley:  Right.

Doug Wetmore: First of all the $40 million to $50 million of capital spending that Dick mentioned in his comments earlier is part of the capital spending that will take place over the course of the next two years.

Alice Longley:  So that is over two years.

Doug Wetmore:  Based on what we know right now...

Alice Longley:  Is that in addition to a normal level of cap ex?

Doug Wetmore:  No.

Alice Longley:  Oh that's the total cap ex?

Doug Wetmore: No it's not the total. We will have some other capital spending. It's the capital spending associated with the integration and reorganization.

    Based on the information I have right now, all capital spending for the year 2001 will probably be in the range of $65 million to $70 million. And that is the combined entity. And that is pretty much consistent with what we talked about earlier.

    The integration costs which we mentioned of the $70 million to $80 million is head count related as well as other costs associated with the closure of facilities. And that will also be incurred probably more in 2001 than in 2002.

    Some of that will flow into the acquisition accounting because it is a BBA facility that is affected. Some of it will flow through as a non-recurring charge because it is an IFF facility. And that's just following the accounting guidelines.

Alice Longley: Okay but most of it is going to be 2001 and the rest will be 2002?

Doug Wetmore: Based on what I see right now I'd say a majority of it will be in 2001. The exact parameters I think maybe 2/3 to 3/4 would be this year. We'll keep updating on a quarterly basis.

Alice Longley:  Thank you. That was helpful.

Operator:  We'll go next to Catherine Lewis of Morgan Stanley.

(Laetitia Delaye): Hi this is (Laetitia Delaye) speaking. Good morning. I have two questions. The first one is a follow up on top line growth. I was wondering if you could expand a little bit on how you expect to get sales to grow again going forward looking beyond 2001.

Doug Wetmore:  Could you repeat that again, just that last bit?

(Laetitia Delaye): Yeah I'm wondering how technically you can expect to get sales to grow again beyond 2001, you know, going forward.

Richard Goldstein: Well to tell you the truth I am taking it one year at a time at this point. We do expect to see service levels improve during the year and therefore meet our customers expectations.

    We do expect that many of the acquisitions that have been made by our customers during the year, while there is some disruption during the acquisition period, in order to make those acquisitions pay for themselves they are going to have to accelerate their own new product introductions into the marketplace. And that should provide opportunity for us in terms of growth with those customers.

    We are partnering continuously with our customers in the endeavor of bringing new products to market. Again this reverts to doing a better job at meeting our customers' needs and expectations. And we have found that this has hit a vibrant cord with our customers.

    And again it relates to the fact that over the last several years we have acted more as a fulfillment house than as a true partner with our customers in developing new products for the marketplace. And I think that as we return to doing what I call back to basics, it should be to our benefit over the next several years.

    But I certainly am not going to be in a position at this point to talk to specific growth rates. Although we would anticipate that in the out years we would be looking to low to medium, low to middle single digit growth as opposed to in 2001 where we are calling for low single digit growth. Is that helpful?

(Laetitia Delaye): Yes. Also can you talk a little bit about how you are reorganizing your sales force with the integration of BBA?

Richard Goldstein: Yes. First of all, what we have decided to do as you know from our earlier conference call, is we have collapsed the two structures -- flavors and fragrances -- into one business development group. And at the same time we are integrating the best of the BBA people within the organization into that structure.

    So from a sales standpoint, region by region we really have three pieces to the integration process. There is the old IFF fragrance sales group, the old IFF flavors group and then you have the BBA flavors and fragrance group. And all of that comes together. And out of it emerges -- and that work already has been done -- a new sales structure within each of our five regions around the world.

    Is that helpful?

(Laetitia Delaye):  Yeah, thank you very much Richard.

Operator:  We'll go next to Jeff Zekauskas with JP Morgan.

Jeff Zekauskas: Hi good morning. Just I guess a couple of issues of clarification. The run rate savings is $30 million. Can you kind of just aggregate the individual components of that savings? And if you have already achieved 30 why is it that only two are coming out in the first quarter?

Doug Wetmore: That's more along the lines of having to have the proper notification to and consultation with employees. As we've discussed before, we wanted to review the integration plans with the steering committee that is responsible for the integration as well as with our board of directors. But those steps have been taken and the savings will accelerate as we proceed from the first to the second quarter.

    Also, in terms of avoiding disruption to customer service and disruption to the operations we had to make sure that this was done in a very timely and effective manner. And that is what we are doing. That basically speaks to the timing of the savings.

Jeff Zekauskas: What about the components of the $30 million in cost savings?

Doug Wetmore: In terms of - early on as Dick alluded to in his remarks, the early on is more along the lines of sales and admin, the corporate functions.

Richard Goldstein: They are people savings Jeff. And in terms of the timing of them I think we are actually doing quite well in terms of the pace that we are moving. And the achievement of the savings of course speaks to the fact that we have an obligation to treat the people who are leaving in a fair fashion by giving them appropriate notice.

Jeff Zekauskas: No, I think I am aware of that. I was just wondering is the people component of the $30 million very, very large? The $30 million in cost savings looks like it doesn't really reflect much savings that you will achieve from when your volumes increase.

Doug Wetmore: The people savings are the biggest chunk of the early on savings. As Dick mentioned the manufacturing savings that comes from better capacity utilization and so forth as we consolidate plants accelerates in the second half of 2001 and really comes full force in 2002.

Jeff Zekauskas: Okay. Just a couple other small items. In addition to the possible sale of the BBA aroma chemicals business there was the mention of the sale of any other non-core segments of the business to pay down debt.

Richard Goldstein:  Yes.

Jeff Zekauskas: I would imagine that there is sort of either land or sale-leaseback transactions that you can do. Sort of if you add up all of the stuff other than BBA's aroma chemicals business, how much can you sell?

Richard Goldstein: I don't know specifically Jeff. There is a full analysis going on right now. My comments today were really addressed to specific product categories that we might find to be less attractive now that we are taking the time to review the entire portfolio.

    With respect to excess land or potential for sales and lease back certainly those are valid points for consideration. They have not escaped our attention. But at the moment I've got nothing to say publicly with respect to anything that we might be doing.

Jeff Zekauskas: Okay. I guess lastly -- and this question is for Doug -- how much amortization attaches to the BBA aroma chemicals business?

Doug Wetmore: To a certain extent everything associated with the potential sales of BBA chemicals will flow through the purchase accounting. And to a great extent it is impacted by the amount of the ultimate proceeds that are realized.

    It is an attractive business. But I think discussing anything other than that would be premature at this time.

Jeff Zekauskas: All things being equal, will it be a dilutive transaction to sell it?

Doug Wetmore: As I said Jeff it is premature to talk about it any further at this point in time because there are discussions taking place.

Jeff Zekauskas:  Okay thank you very much.

Operator:  We'll take our final question from Bob Koort with Deutsche Bank.

Bob Koort: Thanks very much. I was wondering if you could give me some more longer range perspective. You had mentioned trying to retain your historic growth rate, which I guess by that you mean maybe double digit earnings growth. And you attributed some of the recent history problems to self-inflicted wounds.

    But it seems to me the industry generally has been in a secular decline for several years here. So I am wondering for you to resuscitate growth at IFF do you need the entire industry to be - to experience some pick up or can you do it all alone and just outsmart or outservice your competitors? Thank you.

Richard Goldstein: A rising tide raises all boats. But I think to a large extent the expectations we have talked about are really predicated on things and actions that we believe we can do unilaterally.

    We are not talking about targets at this point in terms of what I call mid-range targets that are going to be overly ambitious for us to try and achieve on our own. And they do not have built in to them the necessity that the entire industry also meets those types of growth rates.

    Now part of that of course reflects the fact that over the last several years we have not enjoyed top line growth and that has not been a consistent performance of the rest of the industry.

Bob Koort:  Okay, thank you.

Operator: Gentlemen at this time we have no further questions. I'd like to turn the call back over to you for any additional or closing remarks.

Richard Goldstein: Thank you very much for joining us. Doug will be available by phone to answer any additional questions that you may have. And thanks very much.

Operator: This does conclude today's conference call. We thank you for your participation. You may disconnect at this time.


                                    END